UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 18, 2008

Power-One, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-29454	77-0420182
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

740 Calle Plano Camarillo, California	93012
(Address of Principal Executive Offices)	(Zip Code)

(805) 987-8741

(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Power-One, Inc. (the “Company”) filed a report on Form 8-K on February 21, 2008 announcing the resignation of William T. Yeates as the Company’s Chief Executive Officer and his resignation from the Company’s Board of Directors, effective February 19, 2008.  In connection with his resignation, the Company entered into an employment separation and general release agreement (the “Separation and Release Agreement”) with Mr. Yeates on March 18, 2008.

The Separation and Release Agreement provides that Mr. Yeates will be entitled to the following benefits in connection with his termination of employment: (i) continued payment of his base salary at the rate in effect on the date of his termination of employment ($440,000/year) for twelve months, (ii) reimbursement of up to a maximum of $50,000 for reasonable outplacement services during the twelve months after termination of employment, (iii) reimbursement of medical and dental benefits under COBRA for up to twelve months after his termination of employment, (iv) continued maintenance of his current life insurance policy, or reimbursement for premiums paid by him under a conversion policy, for twelve months after his termination of employment, and (v) continued ability to exercise his vested stock options, and continued ability to vest in his outstanding unvested restricted stock unit awards, for twelve months after his termination of employment.

In exchange for the benefits described above, Mr. Yeates executed a general release of claims in favor of the Company.  Mr. Yeates also agreed to become subject to a one year non-solicitation restriction covering both the Company’s customers and employees, and to an indefinite restriction on the disclosure of the Company’s confidential information.

The foregoing description of the Separation and Release Agreement does not purport to be complete and is qualified in its entirety by reference to the attached exhibit.

Item 9.01	Financial Statements and Exhibits.

(d)                                 Exhibits

Exhibit
Number	Description

Exhibit 10.1	Employment Separation and General Release Agreement, dated as of March 18, 2008, between Power-One, Inc. and William T. Yeates.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POWER-ONE, INC.
(Registrant)

		By:	/s/JEFFREY J. KYLE
Date:	March 21, 2008	Jeffrey J. Kyle
Vice President – Finance, Treasurer and Chief Financial Officer